Exhibit 99.1

Assurant Announces Changes to Quarterly Financial Supplement

NEW YORK, April 11, 2019 — Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced it is revising its quarterly financial supplement to better align with the company’s strategic focus and financial objectives announced at Investor Day in March 2019.

Beginning in first quarter 2019, the company’s financial supplement will include among other changes, revised profitability metrics for Global Housing and Global Lifestyle, along with acquisition-related intangible asset amortization expenses for each of its reportable segments.

To provide investors with the opportunity to review the updated presentation prior to the publication of Assurant’s first quarter 2019 results on Monday, May 6, the financial supplement for the period ending Dec. 31, 2018 has been revised to reflect these changes and is available in the Investor Relations section of assurant.com

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

212.859.7005

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Senior Vice President, Investor Relations

212.859.7062

suzanne.shepherd@assurant.com

Sean Moshier

Director, Investor Relations

212.859.5831

sean.moshier@assurant.com